Exhibit 99.1

Aytu BioScience Announces Pricing of $8.6 Million

Public Offering of Common Stock and Warrants

Englewood, CO – October 27, 2016 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, today announced that it has priced an underwritten public offering of 5,735,000 shares of its common stock and warrants to purchase up to an aggregate of 5,735,000 shares of its common stock at a combined public offering price of $1.50 per share and related warrant. The gross proceeds from the offering to Aytu are expected to be approximately $8.6 million, before deducting the underwriting discount and estimated offering expenses payable by Aytu, but excluding the exercise of any warrants. The company also has granted the representative of the underwriters a 45-day option to purchase up to an additional 860,250 shares and/or 860,250 additional warrants.

The shares of common stock will be immediately separable from the warrants and will be issued separately. The warrants are exercisable immediately upon issuance, expire five years after the date of issuance and have an exercise price of $1.86 per share. The warrants are expected to begin trading on the OTCQX Marketplace, operated by OTC Markets Group, under the symbol “AYTUZ” on or about October 28, 2016. The offering is expected to close on November 2, 2016, subject to satisfaction of customary closing conditions.

Joseph Gunnar & Co., LLC and Feltl and Company are acting as joint book-running managers for the offering and Fordham Financial Management, Inc. is acting as lead manager for the offering.

The company intends to use the net proceeds from the offering to fund the final upfront payment to Acerus under the license and supply agreement entered into on April 22, 2016 to acquire Natesto; further commercialization of Natesto, ProstaScint and Primsol; to purchase complementary urology products and/or product candidates that will enhance its product portfolio and enable expansion of its commercial operations; fund the remaining clinical development activities for MiOXSYS to enable FDA clearance; and working capital for general corporate and administrative expenses.

The securities described above are being offered by Aytu pursuant to a registration statement on Form S-1 (File No. 333-213738), as amended, previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus. The preliminary prospectus related to the offering has been filed with the SEC and a final prospectus related to the offering will be filed with the SEC on or about October 28, 2016. Copies of the final prospectus, when available, are on the SEC’s website located at http://www.sec.gov and may also be obtained from Joseph Gunnar & Co, LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone 212-440-9600, email: prospectus@jgunnar.com or Feltl and Company at prospectus@feltl.com.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets three products: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"), ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging, and Primsol® (trimethoprim hydrochloride), the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu is developing MiOXSYS™, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets. For more information visit aytubio.com.

Please Note: This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the completion of the proposed public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds; our plans for product growth, expansion and acquisition; the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials; risks relating to gaining market acceptance of our products; obtaining reimbursement by third-party payors; the potential future commercialization of our product candidates; the anticipated designs of our future clinical trials; anticipated future regulatory submissions and events; our anticipated future cash position; and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.